Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE	Contact:	Jerome Fagerland
87590 Hillcrest Rd.
P.O. Box 391
Atkinson, Nebraska 68713
Phone (402) 925-5570

NEDAK Ethanol, LLC Announces
Temporary Halt in Production

ATKINSON,  NE., June 15, 2012 – NEDAK Ethanol, LLC (NEDAK) has temporarily suspended production of ethanol at the plant it operates in Atkinson, Nebraska in order to conduct its regular spring maintenance and to monitor the corn and ethanol markets.
President and General Manager, Jerome Fagerland, stated that “The early months of the year usually have fewer miles driven by consumers, which reduces the demand for gasoline and ethanol.  Normally, consumer driving increases by the Memorial Day holiday, but it has been less so this year.  We are also experiencing a much stronger local basis for current corn deliveries, resulting in relatively higher local corn prices.”    Fagerland also noted that “The surplus of ethanol combined with the increased demand for corn from developing countries has further contributed to the negative crush margins the ethanol industry is currently experiencing.”
The Company is still determining the impact the halt in production will have on its workforce and whether it will lay off a portion of its workforce or require the entire workforce to work reduced hours.  At a minimum, the Company will need to maintain the staff necessary to conduct its regular spring maintenance and cleaning while the plant is idle.
Fagerland stated “We hope to resume production as soon as we have completed our spring maintenance and the crush margins have returned to a level that will enable profitable production.”

About NEDAK Ethanol, LLC

NEDAK Ethanol, LLC, a Nebraska limited liability company, was formed in 2003 to construct and operate its ethanol plant near Atkinson, Nebraska.  NEDAK began producing ethanol and distillers grains at the plant in December 2008, but did not commence full production until June of 2009.  The NEDAK ethanol plant consumes approximately 17 million bushels of locally grown corn annually, and produces approximately 44 million gallons of denatured fuel-grade ethanol and approximately 340,000 tons of wet distillers grains for feed cattle annually.  To learn more about NEDAK, visit the company's website at www.nedakethanol.com.

Forward-Looking Statements

This press release contains forward-looking statements based on current expectations that involve a number of risks and uncertainties. All opinions, forecasts, projections, future plans or other statements, other than statements of historical fact, are forward-looking statements and include words or phrases such as “believes,” “will,” “expects,” “anticipates,” “intends,” “estimates,” “our view,” “we see,” “would” and words and phrases of similar import. The safe harbor provisions of the Private Securities Litigation Reform Act of 1995 do not apply to any forward-looking statements made in connection with an exchange offer.

We can give no assurance that such expectations will prove to have been correct. Actual results could differ materially as a result of a variety of risks and uncertainties, many of which are outside of the control of management. These risks and uncertainties include, but are not limited to, the following: (1) our expectations regarding when we may resume production, (2) overcapacity in the ethanol industry, and (3) fluctuations in the price and market for corn, ethanol and distillers grains. Other factors that could materially affect NEDAK’s business and actual results of operations are discussed in our most recent Annual Report filed as an exhibit to our Annual Report on Form 10-K, as well as other filings with the SEC, available on the SEC’s website located at www.sec.gov.

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